Exhibit 4.62

SUPPLEMENTAL AGREEMENT No. 8

dated

December 23, 2016

to

CREDIT AGREEMENT No. 2640

dated December 27, 2010

between

VTB Bank

(public joint-stock company)

and

Mechel

Public Joint Stock Company

Moscow

2016

VTB Bank (public joint-stock company)
ORIGINAL

Supplemental Agreement No. 8 to Credit Agreement No. 2640

VTB Bank (public joint-stock company), General License of the Central Bank of the Russian Federation No. 1000, hereinafter referred to as the Lender or the Bank, represented by Boris Viktorovich Sergeyev, Vice President, Head of Structured Finance, Deputy Head of Structured Products and Structuring, acting on the basis of Power of Attorney No. 350000/3426- dated December 15, 2016, on the one part,

and

Mechel Public Joint Stock Company, hereinafter referred to as the Borrower, represented by Oleg Viktorovich Korzhov, General Director, acting on the basis of the Articles of Association, on the other part, hereinafter jointly referred to as the Parties, entered into this Supplemental Agreement No. 8 (hereinafter referred to as Addendum No. 8) to Credit Agreement No. 2640 dated December 27, 2010, which shall constitute an integral part of it, taking into account all amendments and additions/appendices thereto (hereinafter referred to as the Credit Agreement), as follows:

1.	Supplement clause 1.1. of Article 1 “TERMS AND DEFINITIONS” of the Credit Agreement as amended in 2015 (hereinafter referred to as the Agreement), the text of which is given in Appendix No. 1 to Supplemental Agreement No. 7 (Addendum) to Credit Agreement No. 2640 dated December 27, 2010, with the following definitions of the terms:

Addendum No. 8 is Supplemental Agreement No. 8 dated December 23, 2016 to Credit Agreement No. 2640 dated December 27, 2010;

Sales Revenue is the funds received/to be received by companies of the Group (except for Kuzbass Power Sales Company OJSC) from sales of manufactured products, services, works;

Credit 5 is Credit Agreement No. 4114 dated December 23, 2016, entered into by the Bank and Chelyabinsk Metallurgical Plant PJSC for the purpose of granting loans to the Borrower with subsequent repayment by the Borrower of a part of the Principal of which Chelyabinsk Metallurgical Plant PJSC informed the Borrower;

Principal is, as of any date during the effective period of the Agreement, the granted and outstanding amount of the Credit/Credits counting the amount not repaid within the period specified in the Agreement including the interest capitalized in accordance with the Agreement;

Construction is the facilities under construction being an access railway to Elga coal deposit from Ulak station to Elga station, purpose: rail transport facilities, 317,000 m long, address (location) of the asset: Amur Region, Zeysk district; Sakha (Yakutia) Republic, Neryungrinsky District; cadastral (reference) number: 0:0:0:277 (ownership is confirmed by an entry in the Unified State Register of Real Estate Rights and Transactions No. 00-00/001-00/001/001/2016-14/2 dated March 23, 2016), or corresponding real estate items, ownership of which is registered after completion of construction, and leasehold of the land on which the above mentioned facilities are located;

Payable interest rate is the following value as percent per annum:

•	eight and seventy-five hundredths (8.75) percent if Net Debt/EBITDA ratio is equal to 6.01 or above;

•	nine and fifty hundredths (9.50) percent if Net Debt/EBIDTA ratio is equal to or above 5.01x and less than 6.00x;

•	ten and fifty hundredths (10.50) percent if Net Debt/EBIDTA ratio is equal to or above 4.01x and less than 5.00x;

The Net Debt/EBIDTA ratio value used is taken from the latest provided Certificate of Conformity that is made available in accordance with sub-clause 11 of clause 5.1. of the Agreement. Until the Certificate of Conformity as of December 31, 2016 is made available, the interest rate payable shall be considered to be equal to eight and seventy-five hundredths percent (8.75%) starting from April 1, 2016.

VTB Bank (public joint-stock company)
ORIGINAL

Supplemental Agreement No. 8 to Credit Agreement No. 2640

This term was introduced solely for the purpose of calculating the portion of the accrued interest that is not subject to capitalization in accordance with sub-clause 3.3.1. of the Agreement but is supposed to be paid on the interest payment dates in accordance with sub-clause 3.4.1. of the Agreement.

2.	In the text of the definition of the “Key Rate of the Central Bank of the Russian Federation”, clause 1.1. of Article 1 “TERMS AND DEFINITIONS” of the Agreement, the words “with respect to the Credit” shall be deleted.

3.	In the text of clauses 3.5., 3.8., 3.9., 4.2., 4.3., 4.5., sub-clause 1) of clause 5.1., 7.2. of the Agreement, the terms “Credit” and “Credits” and “Credit/Credits” shall be replaced with the term the “Principal”.

4.	In the text of the Agreement the terms “Indebtedness” and “Indebtedness on the principal” shall be replaced with the term the “Principal” and the words “Indebtedness” or “Indebtedness on the principal” or the “Principal” shall be deleted from clause 3.1. of the Article “TERMS AND CONDITIONS OF THE CREDIT”.

5.	Clause 3.2. of Article 3 “CREDIT TERMS AND CONDITIONS” of the Agreement shall be amended to read as follows:

“3.2.	The interest accrued on the Principal under the Agreement:

3.2.1.	Until March 31, 2016 inclusive - the Key Rate of the Central Bank of the Russian Federation increased by two and thirty five hundredths percent (2.35%) per annum;

3.2.2.	From April 1, 2016 inclusive - the Key Rate of the Central Bank of the Russian Federation increased by one and five tenths percent (1.5%) per annum;

The Key Rate of the Central Bank of the Russian Federation shall be revised on a daily basis. If the Key Rate of the Central Bank of the Russian Federation changes, the interest rate on the Principal shall be changed accordingly by the amount of change of the Key Rate of the Central Bank of the Russian Federation on the date of entry into force of the changed value of the Key Rate of the Central Bank of the Russian Federation.”

6.	Clause 3.3. of Article 3 “CREDIT TERMS AND CONDITIONS” of the Agreement shall be amended to read as follows:

“3.3.	Interest shall accrue on the Principal starting from the date of signing the Addendum by the authorized persons of the Parties and based on the actual final repayment of the Principal.”

7.	The Agreement shall be supplemented with sub-clause 3.3.1. that reads as follows:

“3.3.1.	The portion of the interest accrued from April 1, 2016 (inclusive) to April 6, 2020 (inclusive) calculated on the basis of the Payable interest rate shall not be capitalized (not added to the Principal) and shall be paid in the manner specified in sub-clause 3.4.1. of the Agreement.

The remaining portion of the interest accrued from April 1, 2016 (inclusive) to April 6, 2020 (inclusive) shall be capitalized (added to the Principal) on the sixth (6th) day of each month and shall be paid on the date of the final repayment of the Principal specified in sub-clause 3.7.3. of clause 3.7. of this Agreement.

The value of the Payable interest rate shall be effective for the entire interest period from the interest period following the period in which the latest Certificate of Conformity was provided. Until the end of the interest period in which a new Certificate of Conformity is provided the previous value of the Payable interest rate shall be effective.

VTB Bank (public joint-stock company)
ORIGINAL

Supplemental Agreement No. 8 to Credit Agreement No. 2640

If Net Debt / EBITDA ratio is 4.00x or less then starting from the interest period following the interest period in which the Certificate of Conformity confirming that ratio is provided the interest accrued shall be paid in full in accordance with the procedure specified in sub-clause 3.4.1. of the Agreement (in this case the condition concerning capitalization of a portion of the interest shall not apply).

If the interest rate specified in sub-clause 3.2.2. of the Agreement on the date of entry into force of the changed value of the Key Rate of the Central Bank of the Russian Federation in accordance with clause 3.2. of the Agreement is set at the value less than the corresponding Payable interest rate, the interest shall not be capitalized (not added to the Principal) and shall be paid in full in accordance with the procedure specified in sub-clause 3.4.1. of the Agreement.

Starting from April 7, 2020 (inclusive) the interest shall not be capitalized (not added to the Principal) and shall be paid by the Borrower in accordance with the procedure specified in sub-clauses 3.4.1.2., 3.4.1.3., 3.4.2. of the Agreement.

8.	Clause 3.4. of Article 3 “CREDIT TERMS AND CONDITIONS” of the Agreement shall be amended to read as follows:

“3.4.	The Borrower shall pay the interest in the following order:

3.4.1.	Payment of the interest not subject to capitalization in accordance with sub-clause 3.3.1. of the Agreement, accrued on the Principal:

3.4.1.1.    Starting from April 1, 2016 till the ending date of the interest period (inclusive) preceding the interest period in which Addendum No. 8 was concluded (inclusive) shall be made on the sixth (6th) day of each month.

3.4.1.2.    Starting from the interest period in which Addendum No. 8 was concluded shall be made within five (5) business days starting from the sixth (6th) day of each month (inclusive).

3.4.1.3.    For the last interest period, shall be made on the date of the final repayment of the Principal specified in sub-clause 3.7.3. of clause 3.7. of the Agreement.

3.4.2.    If there is a Overdue indebtedness on the Principal, the final payment of interest accrued on the Overdue indebtedness on the Principal shall be made on the date of the actual final repayment of such Overdue indebtedness on the Principal.”

9.	Clause 3.7. of Article 3 “CREDIT TERMS AND CONDITIONS” of the Agreement shall be amended to read as follows:

“3.7.	Repayment of the Principal:

3.7.1.	The Borrower shall make repayments of the Principal (except for the portion of the Principal that formed due to capitalization of interest, which is paid on the date of the final repayment of the Principal specified in sub-clause 3.7.3. of this Agreement) in equal monthly installments on the sixth (6th) day of each month starting from April 6, 2020 (the date of the first payment to repay the Principal) taking into account provisions of subclause 3.7.2. of the Agreement.

VTB Bank (public joint-stock company)
ORIGINAL

Supplemental Agreement No. 8 to Credit Agreement No. 2640

3.7.2.	From the date of conclusion of Credit 5, the Borrower shall repay the Principal in accordance with the following schedule (provided that the loan is granted as a part of Credit 5):

Repayment dates	Total amount of the Principal repayments, rubles
Not later than February 28, 2017, but not later than the date of granting the loan for the relevant amount within Credit 5 limit, on which Chelyabinsk Metallurgical Plant PJSC is supposed to provide a loan to the Borrower	Five billion rubles (RUB 5,000,000,000.00)

Not later than September 30, 2017, but not later than the date of granting the loan for the relevant amount within Credit 5 limit, on which Chelyabinsk Metallurgical Plant PJSC is supposed to provide a loan to the Borrower	Five billion rubles (RUB 5,000,000,000.00)

Not later than April 30, 2018, but not later than the date of granting the loan for the relevant amount within Credit 5 limit, on which Chelyabinsk Metallurgical Plant PJSC is supposed to provide a loan to the Borrower	Five billion rubles (RUB 5,000,000,000.00)

Not later than November 30, 2018, but not later than the date of granting the loan for the relevant amount within Credit 5 limit, on which Chelyabinsk Metallurgical Plant PJSC is supposed to provide a loan to the Borrower	Five billion rubles (RUB 5,000,000,000.00)

Not later than June 30, 2019, but not later than the date of granting the loan for the relevant amount within Credit 5 limit, on which Chelyabinsk Metallurgical Plant PJSC is supposed to provide a loan to the Borrower	Five billion rubles (RUB 5,000,000,000.00)

Not later than February 28, 2020, but not later than the date of granting the loan for the relevant amount within Credit 5 limit, on which Chelyabinsk Metallurgical Plant PJSC is supposed to provide a loan to the Borrower	Five billion rubles (RUB 5,000,000,000.00)

Starting from April 6, 2020, on the sixth (6th) day of every month	In equal monthly installments of the outstanding amount of the Principal as of April 5, 2020, except for the portion that formed due to capitalization of interest in accordance with paragraph 2 of sub-clause 3.3.1. of the Agreement

If the Bank refuses to grant any loan within the line of credit for Credit 5 (notifying Chelyabinsk Metallurgical Plant PJSC and the Borrower accordingly), repayment of the portion of the Principal that is closest on the schedule to the date of the refusal and equals the amount of the loan not granted to Chelyabinsk Metallurgical Plant PJSC shall be made in accordance with sub-clause 3.7.1. of this Agreement.

3.7.3.	The final repayment of the Principal in full shall be made by the Borrower on April 6, 2022.

3.7.4.	The Borrower shall make an early repayment of the Principal in the case, in the manner and in the amount specified in sub-clause 20) of clause 5.1. of the Agreement.”

10.	Sub-clause 6) of clause 5.1. of Article 5 “OBLIGATIONS OF THE BORROWER” of the Agreement shall be amended to read as follows:

“6)	immediately notify or ensure notification of the Lender by any of the Liable Parties in writing of any material fact (event, action) with regard to the Liable Parties, which, in the opinion of the Borrower, can significantly worsen their financial condition or property status or substantially affect their solvency, as well as of the measures taken to deal with the consequences of the said events (actions);”

VTB Bank (public joint-stock company)
ORIGINAL

Supplemental Agreement No. 8 to Credit Agreement No. 2640

11.	Sub-clause 13) of clause 5.1. of Article 5 “OBLIGATIONS OF THE BORROWER” of the Agreement shall be amended to read as follows:

“13)	make available or ensure making available to the Lender by any Liable Parties information about any litigation involving an amount exceeding five hundred million rubles (RUB500,000,000.00) (or equivalent in any other currency at the exchange rate of the Bank of Russia on the date of filing a statement of claim concerning the litigation), for which the respondent is any Mechel Group company, within ten (10) business days from the date of acceptance of the claim in court;”

12.	Sub-clause 14) of clause 5.1. of Article 5 “OBLIGATIONS OF THE BORROWER” of the Agreement shall be amended to read as follows:

“14)	on a monthly basis, not later than the end of the month following the reporting month, provide or ensure provision to the Lender by any Liable Party of a report on credits and loans of Mechel Group companies as of the first (1st) day of the reporting month and the first reporting month is December 2016;”

13.	Sub-clause 16) of clause 5.1. of Article 5 “OBLIGATIONS OF THE BORROWER” of the Agreement shall be amended to read as follows:

“16)	The Borrower shall obtain (ensure obtaining) a prior written consent of the Lender to the following types of actions/transactions performed by Mechel Group members and/or Liable Parties:

(a)	acquisition of assets and shares and/or participating interests in the authorized capital of legal entities (except for transactions in the ordinary course of business) by the Liable Parties worth over two hundred million rubles (RUB 200,000,000.00) in the aggregate for every twelve (12) months during the effective period of the Agreement;

(b)	acquisition of assets and shares and/or participating interests in the authorized capital of legal entities (except for transactions in the ordinary course of business and transactions entered into by Mechel Group companies except for transactions with participation of the Liable Parties) by Mechel Group companies (except for the Liable Parties) worth over one hundred million rubles (RUB 100,000,000.00) in the aggregate for every twelve (12) months during the effective period of the Agreement;

(c)	attracting credits, loans and other financial liabilities (including advance payment for a period of more than 180 calendar days and other instruments whose economic nature is that of attracting borrowings), except for credits and loans that simultaneously meet the following conditions:

i.	the intended use is refinancing the current liabilities to the third parties not being members of Mechel Group;

ii.	principal conditions:

1.	the maturity date shall be not earlier than April 20, 2020;

2.	the interest rate (including commissions) is not higher than the interest rate specified in clause 3.2. of the Agreements for loans in rubles and not more than 8% per annum for loans in US Dollars or Euros;

3.	the security shall not exceed the amount required for the liability being refinanced;

(d)

granting/attracting loans and other financial liabilities (including advance payment (with respect to the advance payment received by Mechel Group members and/or the Liable Parties this clause limits only the advance payment received for a period of more than

VTB Bank (public joint-stock company)
ORIGINAL

Supplemental Agreement No. 8 to Credit Agreement No. 2640

180 calendar days) and other instruments whose economic nature is that of provision of financing/attracting borrowings) except for:

I.	unsecured loans issued by any Mechel Group company not being the Liable Party, to:

1.	any Mechel Group company not being the Liable Party; or

2.	the Liable Parties, except for Sureties 7-9, in the total amount not exceeding five billion rubles (RUB 5,000,000,000.00) for a calendar year reduced by the amount of dividend issued in the corresponding calendar year to Mechel PAO in accordance with paragraph III. of sub-clause (iv). of clause 16) (m) of Article 5.1. of the Agreement;

II.	unsecured loans granted by the Liable Party, except for Sureties 7-9, to:

1.	Mechel Group companies not being the Liable Parties in the total amount not exceeding five billion rubles (RUB 5,000,000,000.00) for a calendar year reduced by the amount of repayment in the relevant calendar year by the Liable Parties, except for Sureties 7-9, of the debts on the loans received before October 13, 2015 from any Mechel Group company not being the Liable Party; or

2.	any Liable Party without limitation of liability except for Mechel PAO; or

3.	Mechel PAO in the total amount not exceeding (reduced by the amount of debt on the loans issued in the corresponding calendar year by any Mechel Group company not being the Liable Party to Mechel PAO in accordance with sub-clause 2. of clause I (d) 16) of Article 5.1. of the Agreement and by the amount of dividends issued in the corresponding calendar year to Mechel PAO in accordance with paragraph III. of sub-clause iv of clause 16) (m) of Article 5.1. of the Agreement):

☐	eleven billion rubles (RUB 11,000,000,000.00) for the year 2016; and

☐	five billion rubles (RUB 5,000,000,000.00) for the year 2017 and each subsequent calendar year;

III.	unsecured loans granted by the Liable Party without limitation of liability to the Liable Party with limitation of liability in the total amount not exceeding two billion rubles (RUB 2,000,000,000.00) for a calendar year reduced by the amount of repayment in the corresponding calendar year by the Liable Party without limitation of liability of the debt on the loans received from the Liable Party with limitation of liability before October 13, 2015;

IV.	unsecured loan granted by the Liable Party with limitation of liability, except for Chelyabinsk Metallurgical Plant PJSC if Chelyabinsk Metallurgical Plant PJSC is the Liable Party with limitation of liability, to any Liable Party with limitation of liability;

V.	unsecured loans granted to the Liable Party:

1.	for the payment of interest on bank loans; or

2.	for the repayment of the debt to the Lender under the credit agreements (including, but not limited to, arrears on interest, penalties and the principal);

VI.	unsecured loans granted to Mechel PAO, provided that:

1.	the funds are used to perform the obligations to pay the coupon interest and repay the debt on the principal with respect to the bonds issued by Mechel PAO, which are supposed to be performed in 2015 and 2016, in the total amount (with respect to the principal) of not more than fifteen billion two hundred and fifty million rubles (RUB 15,250,000,000.00); or

2.	using such loan, during a period of not more than fourteen (14) calendar days after its granting, Mechel PAO repays the loan obtained from the Liable

VTB Bank (public joint-stock company)
ORIGINAL

Supplemental Agreement No. 8 to Credit Agreement No. 2640

Party, except for Sureties 7-9, and all other terms and conditions of such loan obtained by Mechel PAO (if such loan was granted in accordance with other sub-clauses of this clause d) directly, not through Mechel PAO) correspond to one of other sub-clauses of this clause d); or

3.	the funds are used to perform the obligations under the sales and purchase agreement, unnumbered, dated December 22, 2011 (as amended on the date of signing this sales and purchase agreement) concluded with Psarko Investments Limited;

VII.	unsecured loans between Mechel Group members using the funds received by Chelyabinsk Metallurgical Plant PJSC from the Lender with respect to Credit 1 provided that the conditions of the targeted use of the borrowed funds of Credit 1 are met;

(e)	loan repayments (debt on loans including interest and other indebtedness) as well as making payments in fulfillment of guarantees and/or suretyship (or other similar instruments) that secure obligations of third parties, except for:

I.	repayment by a Mechel Group company not being the Liable Party of the debt on the loans received from any Mechel Group company (regardless of whether it is the Liable Party or not), except for Sureties 7-9;

II.	repayment by the Liable Party, except for Sureties 7-9, of the debts on the loans received from any Mechel Group company, not being the Liable Party:

1.	received before October 13, 2015 in the total amount not exceeding two billion rubles (RUB 2,000,000,000.00) (but not more than five billion rubles (RUB 5,000,000,000.00) together with the loans granted in the relevant calendar year by the Liable Party, except for Sureties 7-9, to Mechel Group companies not being the Liable Parties) during a calendar year; or

2.	received after October 13, 2015 (without limiting the amount);

III.	repayment by the Liable Party without limitation of liability, except for Mechel PAO, of the debt on the loans received from the Liable Party with limitation of liability:

1.	received before October 13, 2015 in the total amount not exceeding two billion rubles (RUB 2,000,000,000.00) for a calendar year reduced by the amount of the unsecured loans granted in the relevant calendar year by the Liable Party without limitation of liability to the Liable Party with limitation of liability;

2.	received after October 13, 2015 (without limiting the amount);

IV.	repayment by Mechel PAO of indebtedness on the loans obtained from the Liable Party with limitation of liability:

1.	received before October 13, 2015 in the total amount not exceeding five billion rubles (RUB 5,000,000,000.00) for a calendar year including the amount of:

a.	repayments in the relevant calendar year by the Liable Party without limitation of liability, except for Mechel PAO, of the debt on the loans received before October 13, 2015 from the Liable Party with limitation of liability; and

b.	unsecured loans granted in the relevant calendar year by the Liable Party without limitation of liability to the Liable Party with limitation of liability; and

c.	repayments in the relevant calendar year by Mechel PAO of the debt on the loans received before October 13, 2015 from any Mechel Group company not being the Liable Party;

VTB Bank (public joint-stock company)
ORIGINAL

Supplemental Agreement No. 8 to Credit Agreement No. 2640

2.	received after October 13, 2015 (without limiting the amount);

V.	repayment by the Liable Party with limitation of liability (except for Chelyabinsk Metallurgical Plant PJSC, if Chelyabinsk Metallurgical Plant PJSC is the Liable Party with limitation of liability) of the debt on the loans received from the Liable Party, except for Sureties 7-9;

VI.	repayment by the Liable Party without limitation of liability of the debt on the loans received from other Liable Party without limitation of liability;

(f)	provision of guarantees and/or suretyship (or other similar instruments) with respect to obligations of third parties including the third parties being members of Mechel Group;

(g)	alienation of assets (including shares and participating interests), except for:

i.	sales in the ordinary course of business;

ii.	transactions between Mechel Group companies, except for the transactions with participation of the Liable Parties, provided that the total amount of transactions of Mechel Group companies together with other similar transactions of Mechel Group companies does not exceed 2.00% of the balance-sheet value of assets of Mechel Group determined on the basis of the latest audited consolidated annual financial statements of Mechel Group according to US GAAP or IFRS, in the aggregate for every past twelve (12) months;

iii.	transactions between Mechel Group companies, including the Liable Parties, with participation of the Liable Parties provided that the total amount of transactions of any Liable Party does not exceed 2.00% of the balance-sheet value of assets of the relevant Liable Party determined on the basis of RAS reporting for the Russian Federation residents or other applicable reporting for the Russian Federation non-residents in the aggregate for every past twelve (12) months.

(h)	encumbrance of assets or rights except for:

i.	statutory encumbrance of the purchased asset with payment by installments;

ii.	encumbrance that occurred before October 13, 2015 and is listed in Appendix No. 6 to the Addendum;

iii.	encumbrance issued with respect to credit and loans simultaneously meeting the following conditions:

a.	the intended use is refinancing the current liabilities to the third parties not being members of Mechel Group;

b.	principal conditions:

1.	the maturity date shall be not earlier than April 20, 2020;

2.	the interest rate (including commissions) is not higher than the interest rate specified in clause 3.2. of the Agreements for loans in rubles and not more than 8% per annum for loans in US Dollars or Euros;

3.	the security shall not exceed the amount required for the liability being refinanced;

iv.	the following encumbrance of ordinary shares and participating interests issued in favor of Gazprombank (Joint-Stock Company) (provided that restructuring of the debt to Gazprombank (Joint-Stock Company) is based on the terms and conditions that are not worse for the Borrower than the terms and conditions of the Agreement as amended by the Addendum):

☐	25% + 1 share of Chelyabinsk Metallurgical Plant PJSC;

☐	25% + 1 share of Beloretsk Metallurgical Plant AO (OGRN (Primary State Registration Number) 1020201624960);

☐	50% + 1 share of Urals Stampings Plant PJSC;

VTB Bank (public joint-stock company)
ORIGINAL

Supplemental Agreement No. 8 to Credit Agreement No. 2640

☐	34.65% of shares of Izhstal OAO;

☐	50% + 1 share of Yakutugol AO;

☐	25% + 1 share of Southern Kuzbass Coal Company PAO;

☐	25% + 1 share of Korshunov Mining Plant PAO;

☐	25% + 1 share of Trade Port Posiet JSC;

☐	25% of participating interest in Port Mechel Temryuk LLC;

☐	25% of participating interest in Bratsk Ferroalloy Plant LLC;

v.	not more than the following number of ordinary shares or participating interests encumbered in favor of the PXF Lenders (without obtaining approval of the Lender) or other lenders of Mechel Group (upon obtaining a prior approval of the Lender) provided that restructuring of the indebtedness to the PXF Lenders or other lenders of Mechel Group is based on the terms and conditions that are not worse for the Borrower than the terms and conditions of the Agreement as amended by the Addendum:

☐	25% + 1 share of Chelyabinsk Metallurgical Plant PJSC;

☐	25% + 1 share of Izhstal OAO;

☐	25% + 1 share of Trade Port Posiet JSC;

☐	25% + 1 participating interest in Port Mechel-Temryuk LLC;

☐	25% + 1 participating interest in Bratsk Ferroalloy Plant LLC;

☐	25% + 1 share of Beloretsk Metallurgical Plant AO (OGRN (Primary State Registration Number) 1020201624960);

(i)	other significant transactions violating any of the following conditions:

i.	amount of the transaction/transactions of any Liable Party exceeds 10.00% of the balance-sheet value of assets of any relevant Liable Party based on RAS statements for a Russian Federation resident or other applicable reporting for a Russian Federation non-resident in the aggregate for every past twelve (12) months;

ii.	amount of the transaction/transactions of a Mechel Group member together with other similar transactions of Mechel Group members exceeds 10.00% of the balance-sheet value of assets of Mechel Group determined on the basis of the latest audited consolidated annual financial statements of Mechel Group according to US GAAP or IFRS, in the aggregate for every past twelve (12) months;

(j)	reorganization (except for reorganization of Mechel Group companies if it does not affect the Liable Parties and if the quarterly revenue of any reorganized company of Mechel Group does not exceed one million US dollars ($1,000,000.00) or equivalent in another currency at the exchange rate of the Bank Russia as of the date of reorganization according to the latest statements of the relevant company);

(k)	change of the core type of activity;

(l)	decrease of the authorized capital (except for the decrease in accordance with the mandatory Legislation if it does not affect the Liable Parties) and/or issue of new shares (including additional authorized shares), repurchase of own shares (except for the repurchase in accordance with the mandatory Legislation);

(m)	payment of dividends or making other similar payments (including repayment of the loans obtained from the affiliates), except for:

i.	dividend payment on the preferred shares of Mechel PAO in the amount of not more than seven million five hundred thousand rubles (RUB 7,500,000.00) per year;

ii.	payments to the Liable Parties without limitation of liability except for Mechel PAO;

iii.	payment by the Liable Party with limitation of liability, except for Chelyabinsk Metallurgical Plant PJSC if it is the Liable Party with limitation of liability, of dividends some other Liable Party with limitation of liability;

VTB Bank (public joint-stock company)
ORIGINAL

Supplemental Agreement No. 8 to Credit Agreement No. 2640

iv.	dividend payments to Mechel PAO, provided that:

I.	all the funds received are used to repay the debt to the Lender under the credit agreements (including, but not limited to, arrears on interest, penalties and the principal); or

II.	all the funds received are used to perform the obligations to pay the coupon interest and repay the debt on the principal with respect to the bonds issued by Mechel PAO, which are supposed to be performed in 2015 and 2016, in the total amount of not more than fifteen billion two hundred and fifty million rubles (RUB 15,250,000,000.00); or

III.	the funds received are used for any purpose and the total amount of the dividends paid together with the amount of debt on the loans granted to Mechel PAO by any Mechel Group company not being the Liable Party in accordance with sub-clause 2. of clause i (d) 16) of Article 5.1. of the Agreement and the amount of unsecured loans granted to Mechel PAO by the Liable Parties, except for Sureties 7-9, in accordance with sub-clause 3. of clause ii (d) 16) of Article 5.1. of the Agreement shall not exceed:

☐	eleven billion rubles (RUB 11,000,000,000.00) for the year 2016; and

☐	five billion rubles (RUB 5,000,000,000.00) for the year 2017 and each subsequent calendar year;

v.	payment of dividends by Mechel Group companies not being the Liable Party, only to the Mechel Group company that 100% owns the company paying the dividends;

(n)	transactions with third parties (including affiliates) not on arm’s length basis.

14.    Sub-clause 17) of clause 5.1. of Article 5 “OBLIGATIONS OF THE BORROWER” of the Agreement shall be amended to read as follows:

“17)    ensure, starting from the fourth (4th) calendar quarter of 2016, that based on results of the past calendar quarter the actual amount of Revenue from sales received from third parties and companies of Mechel Group to current accounts and foreign currency current accounts of Mechel Group companies (except for Kuzbass Power Sales Company OJSC) opened with the Bank in the total amount of Revenue from sales received from third parties in all banks based on the actual data for the quarter preceding the past quarter corresponds to the portion of the total Mechel Group companies loan debts to VTB Group in the total Mechel Group companies outstanding loan indebtedness to all credit institutions in the past calendar quarter.

For purpose of determining the amount of the Revenue from sales, the amount of indebtedness of Mechel Group companies on the principal in all banks as of the first day of the first month of the past quarter shall be understood as the total loan indebtedness of Mechel Group companies to banks.

The calculation of the Revenue from sales shall not include the following payments (debit turnover) to repay debts on loans of Mechel Group companies;

Conversion of revenue on the accounts and debts in different currencies shall be made at the exchange rate of the Bank of Russia on the last day of the quarter, the revenue for which is calculated.”

15.	Sub-clause 18) of clause 5.1. of Article 5 “OBLIGATIONS OF THE BORROWER” of the Agreement shall be amended to read as follows:

“18) not later than within ninety (90) calendar days from the ending date of the quarter, provide/ensure provision of a report for such reporting quarter on performance and financial results of

VTB Bank (public joint-stock company)
ORIGINAL

Supplemental Agreement No. 8 to Credit Agreement No. 2640

Mechel Group as well as on performance of the obligations specified in sub-clause 16) of clause 5.1. of the Agreements, whose form, structure and content are acceptable to the Lender, one of the following companies:     KPMG International, Deloitte Touche Tohmatsu Limited or PwC (including their Russian subsidiaries or affiliates) (hereinafter referred to as the Financial Consultant Report).

The Financial Consultant Report does not have to be provided if all the following conditions are met simultaneously:

•	Net Debt/EBITDA ratio is less than 3.00x for two consecutive test dates; the test is carried out on the basis of the consolidated financial statements of Mechel Group prepared in accordance with US GAAP or IFRS;

•	there are no accelerated repayment circumstances (events of default) with respect to all agreements of Mechel Group companies concluded with the Lender and VTB Group companies;

•	Mechel Group companies repaid at least fifty percent (50%) of the amount of the debt.”

16.	Sub-clause 24) of clause 5.1. of Article 5 “OBLIGATIONS OF THE BORROWER” of the Agreement shall be amended to read as follows:

“24)    ensure, within a period of not longer than seventy (70) calendar days from the date of signing Addendum No. 8, submission for consideration to the general meeting of shareholders of Surety 2 of an agenda item concerning conclusion by Surety 2, in order to secure obligations of each of the borrowers under the Agreement and with respect to Credits 2-4, of supplemental agreements to the effective suretyship agreements in accordance with the form provided in Appendix No. 9 to Credit 5, that specify the scope of liability of Surety 2 to the whole amount of liabilities of the corresponding borrower and, if the general meeting of shareholders of Surety 2 approves the said transactions, ensure, within ten (10) Business Days after adopting the resolution, that the above mentioned supplemental agreements to the suretyship agreements are concluded;”

17.	Sub-clause 27) of clause 5.1. of Article 5 “OBLIGATIONS OF THE BORROWER” of the Agreement shall be amended to read as follows:

“27)    not later than fourteenth (14th) Business Day of each first month of a quarter starting from Q1 2017, provide/ensure provision of:

•	a report on the Revenue from sales of Mechel Group companies for the reporting (past) quarter bearing a corporate seal of Mechel PAO and signed by the authorized persons of Mechel PAO;

•	information, compiled in a form of a reference sheet, on the loan portfolio of Mechel Group as of the first day of the first month of the reporting (past) quarter in all banks as of the first day of the first month of the past quarter bearing a corporate seal of Mechel PAO and signed by the authorized persons of Mechel PAO;

18.	Clause 5.1. of Article 5 “OBLIGATIONS OF THE BORROWER” of the Agreement shall be supplemented with sub-clause 30) that reads as follows:

“30)    obtain (ensure obtaining) a prior written consent of the Lender to Mechel Group companies selling the Construction and/or shares of/participating interests in the company on whose balance sheet the Construction is reflected;”

19.	Sub-clause 3) of clause 5.3. of Article 5 “OBLIGATIONS OF THE BORROWER” of the Agreement shall be amended to read as follows:

“3)    a letter of the Borrower informing about absence/presence of overdue indebtedness on the principal, interest, commissions for the reporting quarter.”

VTB Bank (public joint-stock company)
ORIGINAL

Supplemental Agreement No. 8 to Credit Agreement No. 2640

20.	Sub-clauses (a) - (b) of clause 6.1 of Article 6 “BORROWER OBLIGATIONS PERFORMANCE SECURITY” of the Agreement shall be amended to read as follows:

“(a)    pledge of thirty-seven and five tenths percent (37.5%) plus one (1) ordinary share of Mechel Mining Open Joint Stock Company in accordance with the pledge agreement to be entered into by the Lender and the pledgor in the form agreed upon by the Parties;

(b)    pledge of forty-six and sixty-six hundredths percent (46.66%) of ordinary shares minus one (1) ordinary share of Chelyabinsk Metallurgical Plant Public Joint Stock Company in accordance with the pledge agreement to be entered into by the Lender and the pledgor in the form agreed upon by the Parties;”

21.	Article 6 “BORROWER OBLIGATIONS PERFORMANCE SECURITY” of the Agreement shall be supplemented with clause 6.3. that reads as follows:

“6.3. Twenty-five percent (25%) + one (1) ordinary share in the authorized capital of Chelyabinsk Metallurgical Plant PJSC may be released from pledge if the conditions specified in sub-clause 1. below and in any one sub-clause a. - c. of sub-clause 2. are simultaneously met:

1.	As of the date of release of twenty-five percent (25%) + one (1) ordinary share in the authorized capital of Chelyabinsk Metallurgical Plant PJSC, there are no violations (including continuing violations) of obligations and accelerated repayment circumstances (events of default) under all agreements concluded by Mechel Group companies with the Lender and/or VTB Group companies.

Mechel PAO shall, starting from the date of concluding Addendum No. 8, refrain from encumbering (except for encumbering to secure performance of obligations of Mechel Group companies to the Bank (including its affiliates and/or controlled entities) arising out of the agreements entered into by Mechel Group companies and the Bank (including its affiliated and/or controlled entities)) the released shares (twenty-five percent (25%) + one (1) ordinary share in the authorized capital of Chelyabinsk Metallurgical Plant PJSC) (negative pledge) in favor of third parties;

2.	As of the date of release of twenty-five percent (25%) + one (1) ordinary share in the authorized capital of Chelyabinsk Metallurgical Plant PJSC from pledge:

a.	The Construction is documented as a pledge with respect to all the credits concluded pari passu by Mechel Group companies with the Lender (as of the date of release) and on similar with Gazprombank (JSC) conditions;

b.	Mechel Group companies sold a participating interest in Elga-Doroga OOO on the conditions approved by the Bank;

c.	The Construction is released from encumbrance (pledge) with respect to the credits concluded with Gazprombank (JSC) and other obligations.

Mechel PAO shall ensure that the Construction is not encumbered (including by Elga-Doroga LLC) (negative pledge) in favor of third parties during the effective period of the Agreement.

The Borrower shall, within the period specified in the request of the Bank, conclude agreements on pledge of twenty-five percent (25%) + one (1) ordinary share in the authorized capital of Chelyabinsk Metallurgical Plant PJSC to secure performance of obligations of Mechel Group companies to the Bank under all the agreements concluded by Mechel Group companies with the Lender (in terms of the form of the agreement, similar to the agreement earlier concluded on

VTB Bank (public joint-stock company)
ORIGINAL

Supplemental Agreement No. 8 to Credit Agreement No. 2640

the release date taking into account possible changes in the cases provided for by the Legislation and/or regulations of the Bank of Russia) if:

•	within three (3) months from the date of release of the above-mentioned shares the Bank becomes aware of violations of conditions and/or obligations and/or occurrence of accelerated repayment circumstances (event of default) under all agreements concluded by Mechel Group companies with the Lender and/or VTB Group companies that occurred before the shares release date (except when the Lender gave consent to waiver of the right to demand an accelerated repayment due to the violations specified in this sub-clause); and/or

•	the Construction Pledge Agreement concluded in favor of the Lender within the effective period of the Agreement is terminated or declared invalid or not concluded; and/or

•	the shares released are encumbered by obligations to third parties except for obligations to VTB Group companies (the negative pledge of shares of Chelyabinsk Metallurgical Plant PJSC is violated) within the effective period of the Agreement; and/or

•	the Construction is encumbered due to obligations to third parties except for obligations to VTB Group companies (negative pledge of the Construction is in breach) within the effective period of the Agreement. “

22.	Section 11. “DISPUTE RESOLUTION” of the Agreement shall be supplemented with clauses 11.2, 11.3, 11.4. that read as follows:

“11.2.    In the case of nonperformance or improper performance of obligations arising out of this Agreement, the Party shall, before resorting to court action, send a letter of claim to the defaulting Party in accordance with the procedure specified in this article of the Agreement.

11.3.    The letter of claim shall be in writing and signed by the head or other authorized representative of the relevant Party.

The letter of claim shall contain the demands of the Party; the circumstances that serve as the grounds for the demands of the Party; other information necessary to resolve the dispute.

The letter of claim shall be sent in a manner defined in this Agreement to the address of the Party specified in the Agreement or to the address made known by the Party in accordance with clause 16.4 of the Agreement. A copy of the letter of claim shall be sent by e-mail to corpfin@mechel.com not later than the date of sending the original.

11.4.    Regardless of whether a response to the letter of claim is received or not, the Party that sent the letter of claim shall be entitled, after expiry of ten (10) calendar days from the date of the actual sending of the letter of claim, to submit the dispute to the court.

23.	Appendix No. 1 to Credit Agreement No. 2640 dated December 27, 2010 shall be amended and shall have the wording set out in Appendix 1 to Addendum No. 8:

24.	The Parties agreed that if during the period from the date of signing by the Parties of Supplemental Agreement No. 8 to March 31, 2017 (inclusive):

•	the Borrower or any party that provided security under the Agreement (including the Liable Party) violates any obligations (including payment obligations) specified in Appendix 2 to Supplemental Agreement No. 8 and/or any circumstance specified in Appendix 2 to Supplemental Agreement No. 8 occurs regardless of its materiality, time and extent of violation; and/or

•	supplemental agreements to suretyship agreements with Mechel PAO securing performance of obligations of the borrowers with respect to Credits 1-5 do not come into force, namely:

•	Supplemental Agreement No. 2 to Suretyship Agreement No. 3732- /4 securing performance of obligations of Chelyabinsk Metallurgical Plant Public Joint Stock Company with respect to Credit 1;

•	Supplemental Agreement No. 3 to Suretyship Agreement No. KC-743000/2008/00104- /3 securing performance of obligations of Southern Kuzbass Coal Company Public Joint Stock Company with respect to Credit 2;

VTB Bank (public joint-stock company)
ORIGINAL

Supplemental Agreement No. 8 to Credit Agreement No. 2640

•	Supplemental Agreement No. 3 to Suretyship Agreement No. KC-757000/2008/00021- /3 securing performance of obligations of Yakutugol Joint Stock Holding Company with respect to Credit 3;

•	Supplemental Agreement No. 3 to Suretyship Agreement No. K2600/10-0709 B/ 000- /4 securing performance of obligations of Southern Kuzbass Coal Company Public Joint Stock Company with respect to Credit 4;

•	Supplemental Agreement No. 1 to Suretyship Agreement No. 4114- /4 securing performance of obligations of Chelyabinsk Metallurgical Plant Public Joint Stock Company with respect to Credit 5.

and/or, upon request of the Bank, the following documents are not made available to the Bank, namely the documents confirming compliance with requirements of the constitutional documents and other internal documents and statutory requirements to the transactions approval procedure in the form of originals/notarized copies/extracts from corporate resolutions being minutes of the general meeting of shareholders on transactions approval and voting result reports or other documents confirming the adoption by the general meeting of shareholders of a resolution to approve transactions; documents confirming the authority of the person signing on behalf of Mechel PAO each supplemental agreement to each suretyship agreement securing performance of obligations of the borrowers with respect to Credits 1-5 on behalf of Mechel PAO, according to which Mechel PAO is liable for performance by the borrowers of obligations with respect to Credits 1-5 including all amendments and additions to them in full; and/or

•	agreements on pledge of forty-six and sixty-six hundredths percent (46.66%) of ordinary shares minus one (1) ordinary share in the authorized capital of Chelyabinsk Metallurgical Plant Public Joint Stock Company do not come into force securing performance of obligations of the borrowers with respect to Credits 1-5, namely:

•	Second Ranking Share Pledge Agreement No. 3732- 3/4 securing performance of obligations of Chelyabinsk Metallurgical Plant Public Joint Stock Company with respect to Credit 1;

•	Second Ranking Share Pledge Agreement No. KC-743000/2008/00104- 3/4 securing performance of obligations of Southern Kuzbass Coal Company Public Joint Stock Company with respect to Credit 2;

•	Second Ranking Share Pledge Agreement No. KC-757000/2008/00021- 3/4 securing performance of obligations of Yakutugol Joint Stock Holding Company with respect to Credit 3;

•	Second Ranking Share Pledge Agreement No. K2600/10-0709 B- 3/4 securing performance of obligations of Southern Kuzbass Coal Company Public Joint Stock Company with respect to Credit 4;

•	Second Ranking Share Pledge Agreement No. 4114- 3/4 securing performance of obligations of Chelyabinsk Metallurgical Plant Public Joint Stock Company with respect to Credit 5;

and/or for any reason whatsoever after the entry of the pledge agreements into force, no entries regarding the encumbering of the said shares by pledge are made with respect to the DEPO accounts and/or, upon request of the Bank, the following documents are not made available to the Bank, namely the documents confirming compliance with requirements of the constitutional documents and other internal documents and statutory requirements to the transactions approval procedure in the form of originals/notarized copies/extracts from corporate resolutions being minutes of the general meeting of shareholders on transactions approval and voting result reports or other documents confirming the adoption by the general meeting of shareholders of a resolution to approve transactions; documents confirming the authority of the person signing on behalf of Mechel PAO each suretyship agreement securing performance of obligations of the borrowers with respect to Credits 1-5; and/or

VTB Bank (public joint-stock company)
ORIGINAL

Supplemental Agreement No. 8 to Credit Agreement No. 2640

•	agreements on pledge of twenty five percent (25%) of ordinary shares plus one (1) ordinary share in the authorized capital of Urals Stampings Plant Public Joint Stock Company do not come into force securing performance of obligations of the borrowers with respect to Credits 1-5, namely:

•	Second Ranking Share Pledge Agreement No. 3732- 3/5 securing performance of obligations of Chelyabinsk Metallurgical Plant Public Joint Stock Company with respect to Credit 1;

•	Second Ranking Share Pledge Agreement No. KC-743000/2008/00104- 3/5 securing performance of obligations of Southern Kuzbass Coal Company Public Joint Stock Company with respect to Credit 2;

•	Second Ranking Share Pledge Agreement No. KC-757000/2008/00021- 3/5 securing performance of obligations of Yakutugol Joint Stock Holding Company with respect to Credit 3;

•	Second Ranking Share Pledge Agreement No. K2600/10-0709 B- 3/5 securing performance of obligations of Southern Kuzbass Coal Company Public Joint Stock Company with respect to Credit 4;

•	Second Ranking Share Pledge Agreement No. 4114- 3/5 securing performance of obligations of Chelyabinsk Metallurgical Plant Public Joint Stock Company with respect to Credit 5;

and/or for any reason whatsoever after the entry of the pledge agreements into force, no entries regarding the encumbering of the said shares by pledge are made with respect to the DEPO accounts and/or, upon request of the Bank, the following documents are not made available to the Bank, namely the documents confirming compliance with requirements of the constitutional documents and other internal documents and statutory requirements to the transactions approval procedure in the form of originals/notarized copies/extracts from corporate resolutions being minutes of the general meeting of shareholders on transactions approval and voting result reports or other documents confirming the adoption by the general meeting of shareholders of a resolution to approve transactions; documents confirming the authority of the person signing on behalf of Mechel PAO each suretyship agreement securing performance of obligations of the borrowers with respect to Credits 1-5; and/or

•	the obligation specified in sub-clause 24) of clause 5.1. of the Agreement is violated; and/or

•	on March 31, 2017, the Borrower and/or any of the parties that provided security under the Agreement and with respect to Credits 1-5, fail to provide letters of representation signed by the sole executive body (or other duly authorized person) and bearing the seal of the corresponding person (if any) regarding the absence of violations of their obligations and absence of repayment acceleration circumstances specified in Appendix 2 to Addendum No. 8 to the Agreement, Appendix No. 2 to Supplemental Agreement No. 1 to Credit 1, Appendix No. 2 to Supplemental Agreement No. 19 to Credit 2, Appendix No. 2 to Supplemental Agreement No. 14 to Credit 3, Appendix No. 2 to Supplemental Agreement No. 9 to Credit 4, Appendix No. 8 to Credit 5.

The letter of representation of the Borrower shall be signed by the General Director of the Borrower and shall bear a corporate seal of the Borrower (if any) and, in addition to the representations of the Borrower about the absence of obligation violations and accelerated repayment circumstances specified in Appendix 2 to Addendum No. 8, shall contain a similar representations in respect of the party that provided the security under the Agreement.

the Lender shall notify accordingly in writing the Borrower (indicating the obligation that was violated and/or the circumstances giving rise to the right of the Lender to demand accelerated performance under the Agreement) and the parties that provided the security under the Agreement by 12:00 noon Moscow time on April 5, 2017 (inclusive) by any of the methods specified in clause 12.3. of the

VTB Bank (public joint-stock company)
ORIGINAL

Supplemental Agreement No. 8 to Credit Agreement No. 2640

Agreement (the Lender determines the existence of the violation, existence or absence of the circumstances at its own discretion and is not obliged to make available to the Borrower and/or the parties that provided the security under the Agreement any evidence of their existence), then from April 7, 2017 the rights and obligations of the Parties under the Agreement set forth in clause 3.2., sub-clause 3.3.1 and clause 3.7. (including sub-clauses) shall be deemed amended and legal relations of the Parties shall be governed by the amended and supplemented Agreement without taking into account clauses 5, 7 and 9 of Addendum No. 8, whereas clauses 3.2. and 3.7. and sub-clause 3.3.1 of the Agreement shall govern relations of the Parties as follows:

“3.2.	The interest accrued on the Principal under the Agreement:

3.2.1.	Until March 6, 2018 inclusive – the Key Rate of the Central Bank of the Russian Federation increased by two and thirty five hundredths percent (2.35%) per annum;

3.2.2.	From January 7, 2018 inclusive – the Key Rate of the Central Bank of the Russian Federation increased by two and ninety nine hundredths percent (2.99%) per annum.

The Key Rate of the Central Bank of the Russian Federation shall be revised on a daily basis. If the Key Rate of the Central Bank of the Russian Federation changes, the interest rate on the Principal shall be changed accordingly by the amount of change of the Key Rate of the Central Bank of the Russian Federation on the date of entry into force of the changed value of the Key Rate of the Central Bank of the Russian Federation.

“3.3.1. The interest calculated on the basis of the interest rate specified in clause 3.2. of the Agreement shall not be capitalized (not added to the Principal debt) and shall be paid in full in accordance with the procedure specified in sub-clauses 3.4.1.2. - 3.4.2. of the Agreement.”

“3.7.	Repayment of the Principal:

3.7.1.	The Borrower shall make repayments of the Principal (including the portion of the Principal that formed due to capitalization of interest) in equal monthly installments on the sixth (6th) day of each month starting from May 6, 2017 (the date of the first payment to repay the Principal).

3.7.2.	Deleted.

3.7.3.	The final repayment of the Principal in full shall be made by the Borrower on April 6, 2020.

3.7.4.	The Borrower shall make an early repayment of the Principal in the case, in the manner and in the amount specified in sub-clause 20) of clause 5.1. of the Agreement.”

Non-receipt by the Borrower of the notice of the violations/circumstances detected that was sent by the Lender in accordance with conditions of this clause shall not be the grounds for canceling the changes referred to in this clause above.

Failure by the Lender to send the notice of the violations/circumstances detected within the period specified in this clause shall not be considered by the Parties as recognition by the Lender of the absence of any violations/circumstances and/or consent to such violations/circumstances and shall not entail termination of the rights of the Bank to demand in the future an accelerated performance of obligations under the Agreement on such grounds.

If after April 1, 2017 the Bank becomes aware of obligation violations and/or the accelerated repayment circumstances listed in Appendix 2 to Addendum No. 8 as well as violation of the obligation

VTB Bank (public joint-stock company)
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Supplemental Agreement No. 8 to Credit Agreement No. 2640

specified in sub-clause 30) of clause 5.1. of the Agreement that occurred before April 1, 2017, the Lender shall have the right to unilaterally demand an accelerated performance by the Borrower of obligations under the Agreement (the Lender determines the existence or absence of the said circumstances at its own discretion and is not obliged to make available to the Borrower and/or Liable Party any evidence of their existence).

The Parties agreed that the changes to the rights and obligations of the Parties set forth in this clause shall not affect or terminate the right of the Lender to demand in the future an accelerated performance by the Borrower of obligations under the Agreement including, but not limited to, if the violation/circumstance specified in Appendix 2 to Addendum No. 8 continues to exist after April 1, 2017.

25.	Forfeits (penalties, fines) for non-performance and/or improper performance by the Borrower of any obligations under the Agreement shall not be charged and shall not be written off without the order from current accounts of the Borrower if nonperformance or improper performance of the obligation occurred during the period from October 13, 2015 to the date of signing Addendum No. 8.

26.	Handwritten entries written in the lines specially provided for completing in the text of this Addendum No. 8 have been discussed and approved by the Parties. These entries shall not be regarded as false reporting.

27.	In all other matters not covered by this Addendum No. 8 the Parties shall be governed by the Credit Agreement.

28.	This Addendum No. 8 shall constitute an integral part of the Credit Agreement and shall enter into force on the date of its signature by the Parties.

The Parties agreed to apply the changes specified in clauses 1-9 and 14 of this Addendum No. 8 to relations of the Parties starting from April 1, 2016, and the ones specified in clause 25 of this Addendum No. 8 to relations of the Parties starting from October 13, 2015.

29.	In case of positive difference between the amount of the interest accrued and actually paid in accordance with terms and conditions of the Credit Agreement without taking into account terms and conditions of Addendum No. 8 for the period from April 1, 2016 to the date of conclusion of Addendum No. 8 and the amount of interest accrued during the same period taking into account terms and conditions of Addendum No. 8, the Parties agreed that such positive difference shall not be returned to the Borrower and shall be considered by the Parties as preliminary payments of future interest (in the case of the positive difference the Bank shall send a notice of the amount of the positive difference within ten (10) business days from the date of signing Addendum No. 8).

30.	The Borrower shall, in accordance with Federal Law No. 395-1 “On Banks and Banking Activities” dated December 2, 1990, provide or ensure the provision of documents (information) by the pledgors to the Lender and perform or ensure performance by the pledgors of other actions necessary for inspection by the authorized representatives (employees) of the Bank of Russia of the collateral (if any) at its location (place of storage) and familiarization with activities of the Borrower directly on site.

31.	On each page of Addendum No. 8 there is the following imprint of the stamp of VTB Bank (public joint-stock company):

VTB Bank (public joint-stock company)
ORIGINAL

32.	This Addendum No. 8 was done in Moscow on December 23, 2016 in two (2) originals having equal legal force, one copy for the Borrower and one copy for the Lender.

VTB Bank (public joint-stock company)
ORIGINAL

Supplemental Agreement No. 8 to Credit Agreement No. 2640

SIGNATURES OF THE PARTIES:

For the Lender	For the Borrower

L.S.	L.S.

VTB Bank (public joint-stock company)
ORIGINAL

Supplemental Agreement No. 8 to Credit Agreement No. 2640

Appendix No. 1

to Supplemental Agreement No. 8

dated December 23, 2016

to Credit Agreement No. 2640

dated December 27, 2010

“Appendix No. 1

to Credit Agreement No. 2640

dated December 27, 2010

(on the letterhead of the Borrower)

We hereby inform that Mechel Public Joint Stock Company as of December 31,          (specify the year preceding the date of the document):

✓	has no overdue debts to the federal budget, budgets of constituent entities of the Russian Federation, local budgets and extra-budgetary funds;

or

✓	has overdue debts to the federal budget, budgets of constituent entities of the Russian Federation, local budgets and extra-budgetary funds in the amount of rubles (in figures and words), which is % of the net assets.

✓	has no payroll arrears;

or

✓	has payroll arrears in the amount of rubles (in figures and words).

✓	in the banks there are no orders with respect to accounts (name of the counterparty) not performed in time (file of overdue payments No. 2);

or

✓	in the banks there are orders with respect to accounts (name of the counterparty) not performed in time (file of overdue payments No. 2) (specify the bank, account and amount of the order that was not performed).

✓	During the period from January 1, to the present time, in the course of business of (name of counterparty) there have not taken place the following negative events and trends (negative net assets; revenue drop by over 50% compared to the previous year; losses exceeding 25% of the net assets, which led to net assets decrease of over 25% compared to their maximum value for the effective period of obligations but not longer than for the past 12 months (5 reporting dates); payables or receivables increase by more than three times; overdue receivables or illiquid stocks, whose amount exceeds 25% of the net assets; double excess of current liabilities over current assets; enforcement proceeding). If any of the said events was observed in activities of the counterparty, there should be provided its cost estimate and detailed comments.

Head

L.S.”

VTB Bank (public joint-stock company)
ORIGINAL

Supplemental Agreement No. 8 to Credit Agreement No. 2640

Appendix No. 2

to Supplemental Agreement No. 8

dated December 23, 2016

to Credit Agreement No. 2640

dated December 27, 2010

Obligations of the Borrower (for the purposes of clause 24 of Addendum No. 8 only)

(The following obligations shall not modify and shall not terminate obligations specified in the Agreement)

The Borrower shall:

1.	Obtain (ensure obtaining) a prior written consent of the Lender to the following types of actions/transactions performed by Mechel Group members and/or Liable Parties:

a.	acquisition of assets and shares and/or participating interests in the authorized capital of legal entities (except for transactions in the ordinary course of business) by Mechel Group companies from third parties worth over twenty five million US dollars ($25,000,000.00) in the aggregate (or equivalent in rubles at the exchange rate of the Bank of Russia as of March 31, 2017) for the period from the date of concluding Addendum No. 8 to March 31, 2017 (inclusive);

b.	granting to/obtaining from the third parties not being Mechel Group members of credits, loans and other financial liabilities (with respect to the advance payment received by Mechel Group members and/or the Liable Parties this clause limits only the advance payment received for a period of more than 180 calendar days) and other instruments whose economic nature is that of granting/attracting borrowings. The grant of VAT refund bank guarantees upon request of Mechel Group companies shall be an exception. For the avoidance of doubt it shall be prohibited for Mechel Group companies to provide guarantees and suretyship with respect to obligations of third parties that are not Mechel Group members.

c.	alienation of assets (including shares and participating interests) to third parties that are not Mechel Group members, except for:

i.	sales in the ordinary course of business;

ii.	transactions worth up to twenty five million US dollars ($25,000,000.00) in the aggregate (or equivalent in rubles at the exchange rate of the Bank of Russia as of April 1, 2017) for the period from the date of concluding Addendum No. 8 to March 31, 2017 (inclusive);

d.	encumbrance of assets or rights;

e.	other transactions violating any of the following conditions:

a)	amount of the transaction/transactions of any Liable Party exceeds 10.00% of the balance-sheet value of assets of any relevant Liable Party based on RAS statements for a Russian Federation resident or other applicable reporting for a Russian Federation non-resident in the aggregate for every past twelve (12) months;

b)	amount of the transaction/transactions of a Mechel Group member together with other similar transactions of Mechel Group members exceeds 10.00% of the balance-sheet value of assets of Mechel Group determined on the basis of the latest audited consolidated annual financial statements of Mechel Group according to US GAAP or IFRS, in the aggregate for every past twelve (12) months;

f.	reorganization (except for reorganization of Mechel Group companies if it does not affect the Liable Parties and if the quarterly revenue of any reorganized company of Mechel Group does not exceed one million US dollars ($1,000,000.00) or equivalent in another currency at the exchange rate of the Bank Russia as of the date of reorganization according to the latest statements of the relevant company);

VTB Bank (public joint-stock company)
ORIGINAL

Supplemental Agreement No. 8 to Credit Agreement No. 2640

g.	change of the core type of activity;

h.	dividend payments to third parties that are not members of Mechel Group except for the dividend payment on the preferred shares of Mechel PAO in the amount of not more than seven million five hundred thousand rubles (RUB 7,500,000.00) per year;

2.	obtain approval (ensure obtaining approval) of changes to the conditions (reduction of the general and/or weighted average term, rate growth above the interest rate specified in clause 3.2. of the Agreement, for loans in rubles and 8% per annum for loans in US Dollars or Euros, or other payments (including, but not limited to, fees, penalties, etc.) or provision of additional security under credit agreements between any Mechel Group company and any of the following lenders: PXF Lenders, Sberbank PJSC and Gazprombank (Joint Stock Company);

3.	maintain (ensure maintaining) the ratio, existing on the date of signing of Addendum No. 8, of Mechel Group debt to the Lender to Mechel Group debt (under credit agreements) to any of the following lenders: Sberbank PJSC, Gazprombank (Joint Stock Company), PXF Lenders (collectively referred to as the Other Major Lenders and individually referred to as the Other Major Lender).

The obligation specified in clause 3 shall be performed as follows: if the said debt of Mechel Group to any Other Major Lender decreases then within ten (10) business days after such decrease (but not later than March 31, 2017) the debt of Mechel Group to the Lender shall be subject (unless the Lender in writing waves its right to early repayment in full or in part) to early repayment in the amount equal to a portion of the debt of Mechel Group to the Lender that is not less than the portion equal to the amount by which the debt of Mechel Group to such Other Major Lender decreased (before the decrease) in the total amount of debt of Mechel Group to such Other Major Lender.

Accelerated repayment circumstances (for the purposes of clause 24 of Addendum No. 8 only)

(The events mentioned below shall not change or terminate the circumstances under which the Bank is entitled to demand an accelerated performance of obligations under the Agreement specified in the Agreement):

1.	Failure by the Borrower or the Liable Party to comply with the deadline for performance of any financial obligation to the Lender except when the Lender is the PXF Lender and when the late payment was caused solely by an administrative or technical error and was actually made within five (5) business days from the date when the payment was due but not later than March 31, 2017;

2.	Non-performance or improper performance by any Liable Party or any company of Mechel Group of any financial obligation to any extent under any agreement to a party that in accordance with the Legislation is an affiliate of the Lender or a party belonging to the same group of parties as the Lender does and if these violations were not remedied within five (5) business days from the date of their occurrence but no later than March 31, 2017;

3.	The Lender has information about acceleration of the Financial Debt of the Liable Party or any Mechel Group company in the amount exceeding twenty five million US dollars ($25,000,000.00) (or equivalent in rubles at the exchange rate of the Bank of Russia as of March 31, 2017) in the aggregate on the principal and/or other liabilities and/or on commencement by the lenders of the procedure for foreclosing on the pledged items;

4.	The Lender has information on the Borrower and/or a Mechel Group company and/or third parties performing or on an intention of any of the said parties to perform any actions aimed at terminating or reducing the security or declaring invalid or not concluded the transactions ensuring performance of obligations by Mechel Group companies under this Agreement and with respect to Credits 1- 5 and if the Bank or third parties file a claim as a part of a judicial procedure in relation to the pledged item including measures to enforce such claims including in connection with commencement of the pledgor bankruptcy proceedings;

VTB Bank (public joint-stock company)
ORIGINAL

Supplemental Agreement No. 8 to Credit Agreement No. 2640

5.	Collection letters, payment orders, orders of enforcement are issued in relation to the Current Account and/or Foreign Currency Current Account as well as other accounts of the Borrower with the Bank and/or funds on the said accounts in the total amount of more than five million US Dollars ($5,000,000.00) (or equivalent in rubles at the exchange rate of the Bank of Russia as of the date of issuance) are blocked provided that these restrictions are not lifted within twenty (20) business days from the date of their occurrence but not later than March 31, 2017;

6.	The Borrower submits a request to terminate the Current Account Agreement and/or Foreign Currency Current Account Agreement on the basis of which the Current Account and the Foreign Currency Current Account were opened;

7.	The authorized management body of the Borrower and/or the Liable Party adopted a resolution on liquidation or reorganization of the Borrower and/or the Liable Party respectively;

8.	If bankruptcy proceedings are initiated against the Borrower and/or the Liable Party;

9.	Full or partial loss of the security provided for by the Agreement and Credits 1-5;

10.	Forfeiture of property of the Borrower and/or any of the Liable Parties the value of which exceeds five (5) percent of the balance sheet value of assets of any relevant Liable Party as of the date of forfeiture of the property (calculated on the basis of statements under RAS for a resident of the Russian Federation or other applicable reporting for a non-resident of the Russian Federation);

11.	Revocation of the license/licenses held by the Borrower or the party that provided the security under the Agreement under which in the aggregate there were extracted more than ten percent (10%) of the total coal production of Mechel Group for the preceding calendar year or the effective period of a license/licenses expired and a license/licenses was/were not renewed/extended or obtained within thirty (30) calendar days from the date of its/their revocation (expiration);

12.	Cancellation or revocation of the license held by the Borrower or the party that provided the security under the Agreement that is required to carry out the core type of activity (except for the one specified in sub-clause 14) of clause 8.4. of the Agreement), or the license expired and it was not extended or obtained within thirty (30) calendar days from the date of its revocation (expiry) or the Borrower or the party that provided the security ceased to be a member of a self-regulatory organization (if it is required to carry out the core type of activity in accordance with the Legislation) and have not joined another self-regulatory organization yet / have not restored membership in the former self-regulatory organization within thirty (30) calendar days from the date of membership termination;

13.	Initiation of criminal proceedings or criminal liability in respect of the sole executive body, members of the management body of any of the Liable Parties in connection with the exercise of their duties to the relevant party;

14.	Failure by any Mechel Group company to comply with tax liabilities or other liabilities resulting in any such liabilities remaining overdue for a period of more than ninety (90) calendar days in respect of budget and non-budgetary funds in the total amount of over seven hundred and fifty million rubles (RUB 750,000,000.00) (or equivalent in a foreign currency at the exchange rate of the Bank of Russia as of April 1, 2017) provided that a court order for recovery, a relevant tax liability or other liability to budget and non-budgetary funds came into force except for restructuring of Mechel Trade House LLC debt to tax authorities in the amount of two billion five hundred million rubles (RUB 2,500,000,000.00);

15.	Decrease in the number of ordinary shares in the authorized capital of Mechel PAO held by I. V. Zyuzin and his family members, directly or through third parties, below fifty one percent (51%) of the total amount of ordinary shares;

VTB Bank (public joint-stock company)
ORIGINAL

Supplemental Agreement No. 8 to Credit Agreement No. 2640

16.	Mechel PAO no longer owns, directly or through third parties, more than fifty percent (50%) of the authorized capital of the Liable Parties (without taking into account ownership of the preferred shares);

17.	Failure to comply with a court decision to recover from any Mechel Group company more than twenty five million US Dollars ($25,000,000,00) (or its equivalent in rubles/other currency at the exchange rate of the Bank of Russia as of the date of entry into force of the relevant court decision) except for non-performance of a valid court decision due to technical problems related to making the payment within five (5) Business Days from the date of entry into force of the court decision and in the case when a valid court decision is challenged by a Mechel Group company;

18.	Non-performance/improper performance by Chelyabinsk Metallurgical Plant PJSC of the obligation on the targeted use of the loans of Credit 5;

19.	Declaring not concluded or invalid or performance of any actions aimed at declaring not concluded or invalid the Agreement, Credits 1-5 as well as any of the supplemental agreements to the Agreement, Credits 1-5.

VTB Bank (public joint-stock company)
ORIGINAL